                                                                     EXHIBIT 2.2



                       VOTING AGREEMENT AND IRREVOCABLE PROXY

    VOTING AGREEMENT (this "Agreement"), dated as of February 10, 2004, by and between Allied Motion Technologies, Inc., a Colorado corporation ("Parent"), and George B. Lemmon, Jr. ("Shareholder").

    WHEREAS, concurrently herewith, Parent, AMOT, Inc., a Pennsylvania corporation and wholly owned subsidiary of Parent ("Merger Sub") and Owosso Corporation, a Pennsylvania corporation (the "Company"), are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which each share of Company Common Stock and Company Preferred Stock will cease to be existing and outstanding and shall be automatically converted into the right to receive the Common Merger Consideration or the Preferred Merger Consideration, as applicable, and the Merger Sub will be merged with the Company, with the Merger Sub being the surviving entity. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

    WHEREAS, as of the date hereof, Shareholder owns 2,455,015 shares of Company Common Stock (the "Shares") (for purposes of this Agreement the "Shares" shall also include any shares of the Company acquired by Shareholder after the date of this Agreement but prior to the Effective Time, whether upon the exercise of options, conversion of convertible securities or otherwise); and

    WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and the Merger Sub have required that Shareholder agree, and Shareholder hereby agrees, to take the actions set forth herein;

    WHEREAS, the Shareholder has agreed to enter into this Agreement strictly in his capacity as owner of the Shares and not in any other capacity, including, without limitation, as a director or officer of the Company.

    NOW, THEREFORE, to induce Parent and Merger Sub to enter into the Merger Agreement, and in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

    1. Agreement to Vote.

    1.1 Voting. Shareholder hereby agrees that during the period commencing on the date hereof and continuing until this Agreement terminates pursuant to
Section 2 hereof, at any meeting of the Shareholders, however called, Shareholder shall: (a) vote the Shares in favor of the Merger; (b) vote the Shares against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) vote the Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company and its subsidiaries; (iii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by the Parent and the Merger Sub; (iv) any material change in the present capitalization or dividend policy of the Company; or (v) any other material change in the Company's corporate structure or business or (vi) any other action which is intended, or could be reasonably expected, to impede, interfere with, delay, postpone or adversely effect the merger and the transactions contemplated by this Agreement and the Merger Agreement. In the event that any corporate action consistent with this Agreement is taken by the shareholders of the company by written consent (including any action to approve the Merger Agreement and the transactions contemplated thereby), each Shareholder hereby waives any right to receive notice of the taking of such corporate action without a meeting pursuant to
Section 1766 of the PBCL or otherwise.

    1.2  Grant of Irrevocable Proxy; Appointment of Proxy.

    (i) During the period commencing on the date hereof and continuing until this Agreement terminates pursuant to Section 2 hereof, Shareholder hereby irrevocably grants to, and appoints, Richard Smith and Richard Warzala, or either of them, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Shareholder, to vote (or cause to be voted) the Shares at any meeting of the Shareholders, however called: (a) in favor of the Merger; (b) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries;
(ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company and its subsidiaries; (iii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by the Parent and the Merger Sub; (iv) any material change in the present capitalization or dividend policy of the Company; or (v) any other material change in the Company's corporate structure or business or (vi) any other action which is intended, or could be reasonably expected, to impede, interfere with, delay, postpone or adversely effect the merger and the transactions contemplated by this Agreement and the Merger Agreement.

    (ii) Shareholder represents that any proxies heretofore given in respect of the Shares are not irrevocable, and that any such proxies are hereby revoked.

    (iii) Shareholder hereby affirms that the proxy set forth in this Section
1.2 is coupled with an interest and is irrevocable until such time as this Agreement terminates in accordance with its terms. Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Shareholder's execution and delivery of this Agreement. Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable.

    (iv) The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of such Shareholder's Shares and a vote by such Shareholder of such Shareholder's Shares.

    1.3 No Inconsistent Arrangements. Shareholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, he shall not: (i) except to Parent or the Merger Sub, transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares or any interest therein;
(ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein;
(iii) grant any proxy, power-of-attorney or other authorization, other than pursuant to Section 1.2 of this Agreement, in or with respect to the Shares;
(iv) deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares; or (v) take any other action that would in any way restrict, limit or interfere with the performance of his obligations hereunder or the transactions contemplated hereby or by the Merger Agreement or which would make any representation or warranty of Shareholder hereunder untrue or incorrect. Notwithstanding the foregoing, nothing herein shall prevent or prohibit: (i) bona fide gifts by the Shareholder; (ii) transfers by the Shareholder to his or her family members; or (iii) transfers by the Shareholder to its affiliates (as that term is defined in the Securities Act of 1933, as amended), provided that in the case of each of (i), (ii) and (iii), the transferee agrees in writing to the terms of this Agreement.

    1.4 No Solicitation. Except as provided below, Shareholder hereby agrees that he shall not, and shall not permit or authorize any of his affiliates, representatives or agents to, directly or indirectly, encourage, solicit, explore, participate in or initiate discussions or negotiations with, or provide or disclose any information to, any corporation, partnership, person or other entity or group (other than Parent, the Merger Sub or any of their affiliates or representatives) concerning any Acquisition Transaction or Acquisition Proposal or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement. Shareholder will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any acquisition transaction with a party other than Parent or Merger Sub. From and after the execution of this Agreement, Shareholder shall immediately advise Parent in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to an acquisition transaction with a party other than Parent or Merger Sub, identify the offeror and furnish to Parent a copy of any such proposal or inquiry, if it is in writing, or a written summary of any oral proposal or inquiry relating to an acquisition transaction with a party other than Parent or Merger Sub. Shareholder shall promptly advise Parent in writing of any development relating to such proposal, including the results of any discussions or negotiations with respect thereto. Any action taken by the Company or any member of the Board of Directors of the Company including, if applicable, Shareholder and any representative of Shareholder acting in accordance with the proviso to Section 7.3(b) of the Merger Agreement shall be deemed not to violate this Section 1.4.

    1.5 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Shareholder hereby agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement. Shareholder shall promptly consult with Parent and provide Parent any necessary information and material with respect to all filings made by Shareholder with any entity in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

    1.6 Waiver of Appraisal Rights. Shareholder hereby irrevocably waives any rights of appraisal of the fair value of such Shareholder's Shares, rights to dissent from the Merger or other similar rights that such Shareholder may have pursuant to the PBCL or otherwise.

    2. Expiration. This Agreement and the parties' obligations hereunder shall terminate on the earliest of: (i) the Effective Time; or (ii) the 90th day after the termination of the Merger Agreement, provided, however, that this Agreement shall be terminated immediately in the event that the Merger Agreement is terminated pursuant to the clause (i) of Section 9.1(d) or Section 9.1(e) thereof.

    3. Representation and Warranties. Shareholder hereby represents and warrants to Parent as follows:

    (a) Title. Shareholder has good and valid title to the Shares, free and clear of any lien, pledge, charge, encumbrance or claim of whatever nature.

    (b) Ownership of Shares. The Shares are owned of record and, except as set forth on Schedule 3(b) attached hereto, beneficially by Shareholder and, on the date hereof, the Shares constitute all of the Shares owned of record or beneficially by Shareholder. Shareholder has sole voting power and sole power of disposition with respect to all of the Shares, with no restrictions, subject to applicable federal securities laws, on Shareholder's rights of disposition pertaining thereto.

    (c) Power; Binding Agreement. Shareholder has the legal capacity, power and authority to enter into and perform all of his obligations under this Agreement. The execution, delivery and performance of this Agreement by Shareholder will not violate any other agreement to which Shareholder is a party including, without limitation, any voting agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

    (d) No Conflicts. Other than in connection with or in compliance with the provisions of the Exchange Act, no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by Shareholder of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, encumbrance, pledge, charge or claim upon any of the Shares of Shareholder under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Shareholder is a party or by which his properties or assets are bound.

    (e) No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Shareholder in his capacity as a shareholder of the Company.

    4. Further Assurances. From time to time, at the Parent's request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by Section 1 of this Agreement.

    5. Miscellaneous.

    5.1 Capacity of Shareholder. Each of Parent and Shareholder recognizes and acknowledges that nothing in this Agreement shall limit or restrict the Shareholder from acting in such Shareholder's capacity as an officer or director of the Company, to the extent applicable, it being understood that this Agreement shall apply to the Shareholder solely in his capacity as a Shareholder of the Company.

    5.2 Survival. The representations and warranties made herein shall terminate upon Shareholder's sale of the Shares to the Merger Sub pursuant to the Merger Agreement.

    5.3 Entire Agreement; Assignment. This Agreement: (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; and (ii) shall not be assigned by operation of law or otherwise, provided that Parent may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations, and Shareholder may assign this Agreement in accordance with the last sentence of
Section 1.3 of this Agreement.

    5.4 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

    5.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by hand delivery, telecopier, any courier guaranteeing overnight delivery or first class registered or certified mail, return receipt requested, postage pre- paid, addressed as follows (or at such other address as may hereafter be designated in writing in accordance with the provisions of this Section):

    If to Shareholder:

        George B. Lemmon, Jr.
        2000 Montgomery Avenue
        Villanova, PA
        Facsimile: 610-525-6231
        Telephone: 610-525-0455

    If to Parent:

        Allied Motion Technologies, Inc.
        23 Inverness Way East, Suite 150
        Englewood, Colorado 80112
        Attention: Mr. Richard Smith
        Facsimile: (303) 799-8521
        Telephone: (303) 799-8520

    copy to:

        Jaeckle Fleischmann & Mugel, LLP
        800 Fleet Bank Building
        12 Fountain Plaza
        Buffalo, New York 14202
        Attention: Tim C. Loftis, Esq.
        Facsimile: 716-856-0432
        Telephone: 716-856-0600

      All such notices and communications (and deliveries) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when receipt is acknowledged, if telecopied; on the next business day, if timely delivered to a courier guaranteeing overnight delivery; and five days after being deposited in the mail, if sent first class or certified mail, return receipt requested, postage pre-paid.

    5.6  Governing Law.

    (a) This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of laws principles.

    (b) Each party to this Agreement irrevocably submits to the jurisdiction of any Pennsylvania state court or any federal court sitting in Philadelphia, Pennsylvania and any action arising out of or relating to this Agreement and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Pennsylvania state or federal court. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to maintenance of such action or proceeding. The parties further agree, to the extent permitted by law, that filing an unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

    (c) To the extent that any party has or hereafter may apply any immunity from jurisdiction from any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each party irrevocably waives such immunity in respect of its obligation with respect to this Agreement.

    (d) Each party waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each party certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 5.5.

    5.7 Specific Performance. Each of Parent and Shareholder recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other to sustain damages for which it would not have an adequate remedy at law, and therefore each of Parent and Shareholder agrees that in the event of any such breach the other shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

    5.8 Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

    5.9 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    5.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                              (Signature page follows)

    IN WITNESS WHEREOF, Parent and Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

                                                ALLIED MOTION TECHNOLOGIES, INC.

                                                /s/ Richard D. Smith
                                                --------------------------------
                                                By: Richard D. Smith
                                                Title: Chief Executive Officer


                                                SHAREHOLDER

                                                /s/ George B. Lemmon, Jr.
                                                --------------------------------
                                                By: George B. Lemmon, Jr.



                        (Signature page to Voting Agreement)